Exhibit 10.20
            June 25, 2021

Mr. Bradford Wright
Chicago, Illinois
Via email delivery

Dear Brad,

On behalf of NeoPhotonics Corporation, I am pleased to extend this offer of employment on the terms outlined below.

Should you accept this offer, you will serve in a full time capacity as Senior Vice President, Global Sales, reporting to Tim Jenks, CEO. You will work from your residence in Chicago, Illinois, or as needed for business travel. Of course NeoPhotonics may change your position, duties and work location from time to time in its discretion.

Your salary will be $370,000.00 annually, less payroll deductions and withholdings. You will be paid bi-weekly, and you will be eligible for the following standard Company benefits: medical, dental and vision insurance, short and long-term disability, business travel and life insurance coverage, flexible spending accounts, 401(k) plan participation, ESPP participation, Flexible vacation and holidays. The Company’s benefits are described in our Employee Handbook and the applicable Summary Plan Descriptions, which are available for your review. The Company reserves the right to change compensation and benefits in its sole discretion.

You will be eligible to participate in the Company Variable Pay (Annual Bonus) program with target bonus for on-target achievement at 60% of base salary. The bonus pool is generated by company performance against targets set by the Board and is paid at the discretion of the Board. The Company reserves the right to change compensation and benefits in its sole discretion.

Subject to Board of Director approval, we are pleased to offer you an equity award of Restricted Stock Units (RSU) to the value of $1,200,000.00 dollars. The actual number of RSUs awarded will be determined by the price of NeoPhotonics stock (NPTN) on the date of approval. That is, value of award / closing stock price = number of RSUs. Your grant will be governed by the terms and conditions of the 2020 Equity Incentive Plan, and a grant notice and agreement to be issued to you. The grant will vest in equal annual installments over four years on each year anniversary of the Vesting Commencement Date, so long as you as the recipient remain an employee of or consultant to the Company (or qualifying subsidiary).

You will also be eligible to receive a sign on bonus in the amount of $250,000.00 less deductions and withholdings required by law ("Sign On Bonus"). Your sign on bonus will be deemed earned provided that you remain continuously employed with the Company in good standing for three years. However, the Company will advance the sign on bonus amount to you in three installments as follows:
•the first installment of $100,000.00 will be paid within ten days from the first date of employment;
•the second installment of $75,000.00 will be paid on November 30, 2021; and
•the third installment of $75,000.00 will be paid on your first anniversary of employment with the Company.

Each installment will be paid less deductions and withholdings required by law. If your employment with the Company ends for any reason prior to your third year anniversary of employment with the Company or you do not commence employment with the Company for any reason, you acknowledge and agree to repay to the Company the installment(s) previously paid to you. You also authorize the Company to
2911 Zanker Road, San Jose, CA 95134 USA           Pg. 1 of 2

deduct the unearned and paid installment(s) from your final pay and any other amounts due to you by the Company.

You will also be entitled to enter into the Company’s form of Retention Agreement, which will provide you with certain benefits in connection with an involuntary termination or a change of control of the company under certain circumstances.

As a NeoPhotonics employee, you will be expected to abide by all Company rules and regulations, acknowledge in writing that you have read the Company’s Employee Handbook, and sign and comply with the attached Confidentiality and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By signing this letter, you are confirming that you can perform your NeoPhotonics job duties within the guidelines just described. You must also agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You may terminate your employment with NeoPhotonics at any time and for any reason whatsoever simply by notifying the Company. Likewise, NeoPhotonics may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized Company officer.

This letter, together with the Confidentiality and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with NeoPhotonics. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by a duly authorized officer of NeoPhotonics. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This offer is also conditional upon meeting U.S. export control requirements required for the position.

Brad, we are very excited about the prospect of you joining the NeoPhotonics team. We believe that NeoPhotonics offers its employees a unique, challenging and rewarding opportunity for personal, intellectual and professional growth.

Please sign and date this letter and return it to me by June 28, 2021 if you wish to accept employment at NeoPhotonics under the terms described above. If you accept our offer, we would like you to start on or around July 21, 2021.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Yours very sincerely,
Mona Taylor
SVP, Human Resources
NeoPhotonics Corporation

2911 Zanker Road, San Jose, CA 95134 USA           Pg. 2 of 2

Attachment: Employee Confidentiality and Inventions Assignment Agreement

EMPLOYMENT OFFER ACCEPTED: BY: __/S/BRADFORDWRIGHT_________________ BRADFORD WRIGHT ___6/28/21_________________________ Date

2911 Zanker Road, San Jose, CA 95134 USA           Pg. 3 of 2